Exhibit 10.1

COMMERCIAL LEASE: Agreement to lease commercial property

AGREEMENT TO LEASE

This agreement is entered into, effective as of August 1st, 2005 between ESE Corporation, Inc., of, P.O. Box 38025, Steel Creek Office, Charlotte, NC 28278, referred to as "prospective lessor," and Christine Root, of, 5950 Hampton Leas Ln., SC 29209, of referred to as "prospective lessee."

RECITALS

A. Prospective lessor is the owner of real property that will shortly be available for lease.

B. Prospective lessee desires to lease commercial property for ESE Corp. use.

C. The parties desire to establish an agreement to ensure a future lease of the commercial property described in this agreement.

In consideration of the matters described above, and of mutual benefits and obligations set forth in this agreement, the parties agree as follows:

SECTION ONE

SUBJECT OF LEASE

Prospective lessor shall enter into a written lease agreement with prospective lessee on or before August 1st, 2005, by which prospective lessor shall lease to prospective lessee the Commercial property owned by prospective lessor located at 413C Alissum Ln., Charlotte, NC 28217, for prospective lessee and to occupy and use as their commercial space.

SECTION TWO

TERM OF LEASE

The premises shall be leased to prospective lessee for a period of 24 months from Aug. 1st, 2005, for the amount of $50.00 per month. Prospective lessee shall have the option to renew the lease for additional monthly periods for $250.00 per month.

In witness of the above, each party to this agreement has caused it to be executed at 413C Alissum Ln., Charlotte, NC on the date indicated below.

/s/ Christine Root

/s/ Robin N. Long, Secretary, 8-1-2005
[Signature and date(s) of signing]